Exhibit 99.1

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

ENERGY PARTNERS, LTD. ANNOUNCES COMPLETION OF ACQUISITION OF OIL-

WEIGHTED GULF OF MEXICO PROPERTIES, CLOSING OF NOTES OFFERING

AND ENTRY INTO NEW CREDIT FACILITY

•	Ideal fit with acquired reserves of 8.1 Mmboe, 84% oil and 76% proved developed

•	Acquisition funded by $210 million 8.25% Senior Notes due 2018

•	New $250 million credit facility with $150 Million of undrawn revolving capacity

New Orleans, Louisiana, February 14, 2011…Energy Partners, Ltd. (NYSE:EPL) (“EPL” or the “Company”) announced today the closing of three interrelated transactions, including the acquisition of oil-weighted Gulf of Mexico shelf properties, closing of $210 million of 8.25% senior Notes due 2018 used to fund the acquisition and entry into a new $250 million credit facility with $150 Million of undrawn revolving capacity.

Gary Hanna, EPL’s CEO commented, “The acquired properties are an ideal fit with our existing legacy assets, adding three oil-weighted complexes that are operationally easy to integrate. These centrally located, shallow water fields complement our core assets with high quality, low cost recompletion opportunities with the added benefit of upside drilling potential. Post transaction, our debt metrics remain well below our peer group, our cost of capital is low and we have enhanced our liquidity through our expanded but unused new credit facility.”

The ASOP Acquisition

EPL has closed on its previously announced acquisition of producing Gulf of Mexico (GOM) shelf properties from Anglo-Suisse Offshore Partners, LLC for $200.7 million in cash, subject to customary adjustments to reflect the January 1, 2011 economic effective date (the “Acquisition”). The properties include three main complexes and field areas in Main Pass blocks 296/301/311, South Pass blocks 33/49, and West Delta blocks 26/27/28/29/47 on the GOM shelf, in the vicinity of EPL’s existing core South Timbalier and East Bay operations. The acquired properties complement EPL’s existing reserve profile and increase its proved developed producing reserves, as well as the percentage of oil comprising EPL’s proved reserves. As of December 31, 2010, the ASOP properties had estimated proved reserves of approximately 8.1 million barrels of oil equivalent (Mmboe), of which 84% were oil and 76% were proved developed reserves. Pro forma for the acquisition, estimated proved reserves increase 30% percent to 35.5 Mmboe from 27.4 Mmboe as of December 31, 2010. Of these pro forma proved reserves, 68% were oil and 89% were proved developed reserves. Estimated average production pro forma for the acquisition as of fourth quarter 2010 was approximately 8,967 barrels of oil per day and 35.6 million cubic feet of gas per day.

The Offering

In order to finance the Acquisition, the Company also closed its previously announced offering of $210 million aggregate principal amount of 8.25% Senior Notes due 2018 (the “Offering”). After deducting the initial purchasers’ discount and estimated offering expenses, the Company realized net proceeds of approximately $202 million. Substantially all of the net proceeds from the Offering were used to fund the purchase price for the Acquisition, and the remaining net proceeds will be used for general corporate purposes. The notes were issued at par and are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis, by certain of EPL’s existing direct and indirect subsidiaries. The notes accrue interest at 8.25% per year, payable on February 15th and August 15th of each year, commencing on August 15, 2011. The notes mature on February 15, 2018.

Jefferies & Company, Inc. and BMO Capital Markets Corp. acted as joint book-running managers for the Offering. The notes were offered in a private placement only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to persons outside of the United States in compliance with Regulation S under the Securities Act. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering may be made only by means of an offering memorandum.

New Credit Facility

Concurrently with the closing of the Acquisition and the Offering, EPL also entered into a new $250 million revolving credit facility with a syndicate of lenders. Because the Acquisition was funded by the Offering, the new revolving credit facility remained undrawn upon the closing of the other transactions. The new revolving credit facility has a four-year term with an initial borrowing base of $150 million and is secured by substantially all of the Company’s producing properties. Borrowings will bear interest ranging from a base rate plus a margin of 1% to 2% on base rate borrowings and LIBOR plus a margin of 2% to 3% on LIBOR borrowings. The new facility replaced the Company’s prior revolving credit agreement, which had a $45 million borrowing base at the time it was terminated. BMO Capital Markets acted as lead arranger for the new facility, and Bank of Montreal is the administrative agent.

Description of the Company

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana, and Houston, Texas. The Company’s operations are concentrated in the U.S. Gulf of Mexico shelf, focusing on the state and federal waters offshore Louisiana. For more information, please visit www.eplweb.com.

Investors/Media

T.J. Thom, Chief Financial Officer

504-799-1902

tthom@eplweb.com

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL

“expects,” “believes,” “plans,” “projects,” “estimates” or “anticipates” will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include: changes in general economic conditions; uncertainties in reserve and production estimates; unanticipated recovery or production problems; hurricane and other weather-related interference with business operations; the effects of delays in completion of, or shut-ins of, gas gathering systems, pipelines and processing facilities; changes in legislative and regulatory requirements concerning safety and the environment as they relate to operations; oil and natural gas prices and competition; the impact of derivative positions; production expenses and expense estimates; cash flow and cash flow estimates; future financial performance; planned and unplanned capital expenditures; drilling and operating risks; our ability to replace oil and gas reserves; risks and liabilities associated with the properties to be acquired in the acquisition; volatility in the financial and credit markets or in oil and natural gas prices; and other matters that are discussed in EPL’s filings with the Securities and Exchange Commission. (http://www.sec.gov/).

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